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                                                                 Exhibit 12


















                              ______________, 1999



Nuveen Premium Income                                 Nuveen Washington Premium
  Municipal Fund 4, Inc.                                Income Municipal Fund
333 West Wacker Drive                                 333 West Wacker Drive
Chicago, Illinois 60606                               Chicago, Illinois 60606




Gentlemen:

         You have requested our opinion regarding certain federal income tax consequences of the proposed reorganization ("Reorganization") of Nuveen Washington Premium Income Municipal Fund, a Massachusetts business trust ("Acquired Fund"), into Nuveen Premium Income Municipal Fund 4, Inc., a Minnesota corporation ("Acquiring Fund"). The Reorganization contemplates the acquisition by the Acquiring Fund of substantially all the assets of the Acquired Fund in exchange for voting shares ("shares") of the Acquiring Fund and the assumption of the Acquired Fund's liabilities. Thereafter, the shares of the Acquiring Fund will be distributed to the shareholders of the Acquired Fund and the Acquired Fund will be completely liquidated and terminated. The foregoing will be accomplished pursuant to an Agreement and Plan of Reorganization and Liquidation, dated as of February 2, 1999 (the "Plan"), entered into by the Acquired Fund and the Acquiring Fund.

         In rendering this opinion, we have reviewed and relied upon statements made to us by certain of your officers. We have also examined certificates of such officers and such other agreements, documents, and corporate records that have been made available to us and such other matters as we have deemed relevant for purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the authenticity of the originals of such latter documents.

         Our opinion is based, in part, on the assumption that the proposed Reorganization described herein will occur in accordance with the agreements and the facts and representations set forth or referred to in this opinion letter, and that such facts and representations are accurate as of the date hereof and will be accurate on the effective date of such Reorganization (the "Effective Time"). As


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Nuveen Premium Income Municipal Fund 4, Inc.
Nuveen Washington Premium Income Municipal Fund
_____________, 1999
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more fully discussed below, we have also assumed in issuing our opinion that the shareholders of the Acquired Fund do not have any plan or intention to dispose of a certain number of the Acquiring Fund shares received by them in the Reorganization. We have undertaken no independent investigation of the accuracy of the facts, representations and assumptions set forth or referred to herein.

         For the purposes indicated above, and based upon the facts, assumptions and conditions as set forth herein, and the representations made to us by duly authorized officers of the Acquired Fund and the Acquiring Fund in a letter dated ___________, 1999, it is our opinion that:

                  1. The acquisition by the Acquiring Fund of substantially all the assets of the Acquired Fund in exchange solely for Acquiring Fund shares and the assumption by the Acquiring Fund of the Acquired Fund's liabilities, if any, followed by the distribution by the Acquired Fund of the Acquiring Fund shares to the shareholders of the Acquired Fund in exchange for their Acquired Fund shares in complete liquidation of the Acquired Fund, will constitute a "reorganization" within the meaning of Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended (the "Code"), and the Acquiring Fund and the Acquired Fund each will be "a party to a reorganization" within the meaning of
         Section 368(b) of the Code;

                  2. The Acquired Fund's shareholders will recognize no gain or loss upon the exchange of all of their Acquired Fund shares for Acquiring Fund shares in complete liquidation of the Acquired Fund, except with respect to cash received for a fractional Acquiring Fund common share, if any (Code Section 354(a)(1));

                  3. No gain or loss will be recognized by the Acquired Fund upon the transfer of substantially all its assets to the Acquiring Fund in exchange solely for Acquiring Fund shares and the assumption by the Acquiring Fund of the Acquired Fund's liabilities, if any, and with respect to the subsequent distribution of those Acquiring Fund shares to the Acquired Fund shareholders in complete liquidation of the Acquired Fund (Code Section 361);

                  4. No gain or loss will be recognized by the Acquiring Fund upon the acquisition of substantially all the Acquired Fund's assets in exchange solely for Acquiring Fund shares and the assumption of the Acquired Fund's liabilities, if any (Code Section 1032(a));

                  5. The basis of the assets acquired by the Acquiring Fund will be, in each instance, the same as the basis of those assets when held by the Acquired Fund immediately before the transfer, and the holding period of such assets acquired by the Acquiring Fund will


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Nuveen Premium Income Municipal Fund 4, Inc.
Nuveen Washington Premium Income Municipal Fund
_____________, 1999
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         include the holding period thereof when held by the Acquired Fund (Code
         Sections 362(b) and 1223(2));

                  6. The basis of the Acquiring Fund shares to be received by the Acquired Fund's shareholders upon liquidation of the Acquired Fund including any fractional common share interest to which the shareholder is entitled will be, in each instance, the same as the basis of the Acquired Fund shares surrendered in exchange therefor (Code Section 358(a)(1)); and

                  7. The holding period of the Acquiring Fund shares to be received by the Acquired Fund's shareholders will include the period during which the Acquired Fund shares to be surrendered in exchange therefor were held, provided such Acquired Fund shares were held as capital assets by those shareholders on the date of the exchange (Code
         Section 1223(1)).


                                      FACTS

         Our opinion is based upon the above referenced representations and the following facts and assumptions, any alteration of which could adversely affect our conclusions.

         The Acquired Fund has been registered and operated since it commenced operations as a diversified, closed-end, management investment company under the Investment Company Act of 1940, 15 U.S.C. ss.80a, et seq. (the "1940 Act"). Its common shares are traded on the American Stock Exchange. The Acquired Fund also currently has outstanding Municipal Auction Rate Cumulative Preferred Shares, Series TH ("Acquired Fund MuniPreferred"). The Acquired Fund has qualified and will qualify as a regulated investment company under Section 851 of the Code for each of its taxable years, and has distributed and will distribute all or substantially all its income so that it and its shareholders have been and will be taxed in accordance with Section 852 of the Code.

         The Acquiring Fund has also been registered and operated since it commenced operations as a diversified, closed-end, management investment company under the 1940 Act. It has qualified as a regulated investment company under
Section 851 of the Code for each of its taxable years, will so qualify for its current taxable year, and has distributed and will distribute all or substantially all its income so that it and its shareholders have been and will be taxed in accordance with Section 852 of the Code. The Acquiring Fund's common shares are traded on the New York Stock Exchange. In addition to its common shares, the Acquiring Fund will also issue in the Reorganization Municipal Auction Rate Cumulative Preferred Shares, Series TH or TH2 ("Acquiring Fund MuniPreferred").



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Nuveen Premium Income Municipal Fund 4, Inc.
Nuveen Washington Premium Income Municipal Fund
_____________, 1999
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         Upon satisfaction of certain terms and conditions set forth in the Plan on or before the closing date, the following will occur: (a) the Acquiring Fund will acquire substantially all the assets of the Acquired Fund in exchange for the Acquiring Fund's assumption of substantially all the liabilities of the Acquired Fund and the issuance of Acquiring Fund shares to such Acquired Fund;
(b) the Acquiring Fund shares will be distributed to the shareholders of the Acquired Fund; and (c) the Acquired Fund will be dissolved and liquidated. The assets of the Acquired Fund to be acquired by the Acquiring Fund consist primarily of bonds whose interest is exempt from federal income taxation, cash and other securities held in the Acquired Fund's portfolio.

         The value of the Acquired Fund's assets to be acquired and the liabilities to be assumed by the Acquiring Fund and the net asset value per Acquiring Fund common share to be issued by the Acquiring Fund will be determined by The Chase Manhattan Bank, N.A. ("Chase"), the custodian for each of the Funds, as of the Effective Time. Net asset value per Acquiring Fund common share shall be computed by dividing the value of the Acquiring Fund's total assets, less liabilities and less the liquidation value of all outstanding preferred shares of the Acquiring Fund and any accumulated and unpaid dividends thereon, by the number of Acquiring Fund common shares outstanding. In determining net asset value per Acquiring Fund common share and the value of the Acquired Fund's assets, Chase will utilize the valuations of portfolio securities furnished by a pricing service approved by the Board of Trustees of the Acquired Fund and the Board of Directors of the Acquiring Fund.

         As soon as practicable after the Effective Time, the Acquired Fund will be liquidated and will distribute the newly issued Acquiring Fund common shares it receives pro rata to its common shareholders of record, and one share of Acquiring Fund MuniPreferred to its preferred shareholders of record for each share of Acquired Fund MuniPreferred held, in exchange for such shareholders' interests in such Acquired Fund. Such liquidation and distribution will be accomplished by opening accounts on the books of the Acquiring Fund in the names of the shareholders of the Acquired Fund and transferring to those shareholder accounts the Acquiring Fund common shares, or the shares of Acquiring Fund MuniPreferred, as the case may be. Each common shareholder account would represent the respective pro rata number of newly issued Acquiring Fund common shares (rounded down, in the case of fractional Acquiring Fund common shares, to the next largest number of whole Acquiring Fund common shares) due such Acquired Fund common shareholder. No fractional Acquiring Fund common shares will be issued. In lieu thereof, pursuant to the Plan, the Acquired Fund's transfer agent will aggregate all fractional Acquiring Fund common shares and sell the resulting whole Acquiring Fund common shares on the New York Stock Exchange for the account of all shareholders of fractional interests, and each such shareholder will be entitled to his or her pro rata share of the proceeds of such sale upon surrender of his or her Acquired Fund common share certificates. Because the number of shares of Acquiring Fund MuniPreferred to be issued to the Acquired Fund is equal to the number of outstanding shares of the Acquired Fund's MuniPreferred,


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Nuveen Premium Income Municipal Fund 4, Inc.
Nuveen Washington Premium Income Municipal Fund
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each preferred shareholder of the Acquired Fund will receive one share of
Acquiring Fund MuniPreferred for each share of Acquired Fund MuniPreferred held by him or her.

         As a result of the Reorganization, every common shareholder of the Acquired Fund will own Acquiring Fund common shares that, except for cash payments received in lieu of fractional Acquiring Fund common shares, would have an aggregate per share net asset value immediately after the Effective Time equal to the aggregate per share net asset value of that shareholder's Acquired Fund common shares immediately prior to the Effective Time. Since the Acquiring Fund common shares issued to the common shareholders of the Acquired Fund would be issued at net asset value in exchange for the net assets of such Acquired Fund having a value equal to the aggregate per share net asset value of those Acquiring Fund common shares so issued, the net asset value of the Acquiring Fund common shares should remain virtually unchanged by the Reorganization.

         The shares of Acquiring Fund MuniPreferred issued pursuant to the Reorganization rank on a parity with each other and with each other series of Acquiring Fund preferred shares as to the payment of dividends and the distribution of assets upon liquidation. All shares of Acquiring Fund MuniPreferred carry one vote per share on all matters on which such shares are entitled to be voted. Shares of Acquiring Fund MuniPreferred will be, when issued, fully paid and generally nonassessable, and have no pre-emptive, conversion or exchange rights or rights to cumulative voting.

         In approving the Reorganization, the Board of Directors of the Acquiring Fund and the Board of Trustees of the Acquired Fund each identified certain benefits that are likely to result from combining the funds, including lower expenses per common share, greater efficiency and flexibility in portfolio management and a more liquid trading market for the common shares of the combined fund. Each Board also considered the possible risks and costs of combining the funds and determined that the Reorganization is likely to provide benefits to the shareholders of each fund that outweigh the costs incurred.


                                   CONCLUSION

         Based on the foregoing, it is our opinion that the acquisition by the Acquiring Fund, pursuant to the Plan, of substantially all the assets and liabilities of the Acquired Fund in exchange for voting shares of the Acquiring Fund will qualify as a reorganization under Code Section 368(a)(1)(C).

         Our opinions set forth above with respect to (1) the nonrecognition of gain or loss to the Acquired Fund and the Acquiring Fund, (2) the basis and holding period of the assets received by


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Nuveen Premium Income Municipal Fund 4, Inc.
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the Acquiring Fund, (3) the nonrecognition of gain or loss to the Acquired
Fund's shareholders upon the receipt of the Acquiring Fund shares, and (4) the basis and holding period of the Acquiring Fund shares received by the Acquired Fund's shareholders, follow as a matter of law from the opinion that the acquisition under the Plan will qualify as a reorganization under Code Section 368(a)(1)(C).

         The opinions expressed in this letter are based on the Code, the Income Tax Regulations promulgated by the Treasury Department thereunder and judicial authority reported as of the date hereof. We have also considered the position of the Internal Revenue Service (the "Service") reflected in published and private rulings. There can be no assurances that future legislative or administrative changes, court decisions or Service interpretations will not significantly modify the statements or opinions expressed herein.

         Our opinions are limited to those federal income tax issues specifically considered herein and are addressed to and are only for the benefit of the Acquired Fund and Acquiring Fund. We do not express any opinion as to any other federal income tax issues, or any state or local law issues, arising from the transactions contemplated by the Plan. Although the discussion herein is based upon our best interpretation of existing sources of law and expresses what we believe a court would properly conclude if presented with these issues, no assurance can be given that such interpretations would be followed if they were to become the subject of judicial or administrative proceedings.

                                                Very truly yours,



                                              VEDDER, PRICE, KAUFMAN & KAMMHOLZ